UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)
Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on March 31, 2025 filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and an accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation.

On May 30, 2025, the Hartman Group distributed the following letter to shareholders:

May 30, 2025

SILVER STAR STOP FALSIFYING HARTMAN’S RECORD AND DEFEND YOURS

A Positive Plan Forward – STRATEGIC LIQUIDATION - Maximize Value and Shareholder Liquidity

•	We will sell the Walgreens stores and mini storage and start returning that capital to you immediately
•	We will carefully manage the legacy assets that remain, maximize occupancy, and develop a healthy return.

Shareholders, this will return close to 100% of your capital investment, when including distributions received, and if you were in a program prior to XX, you could receive more. For example, Hartman XIX had an increase of 60% in value.

What Silver Star’s Numbers Tell Us

•	A “Documents and Records” Request of Silver Star for further understanding of their occupancy has been denied. SILVER STAR WHAT ARE YOU HIDING AND WHY ARE YOU BREAKING THE LAW BY NOT PROVIDING THIS INFORMATION?
•	Included in Silver Star’s proxy are the sale prices of assets sold. An example, Atrium I & II were purchased for $50 per square foot 15 years ago and sold for 30% of that price at $15 per square foot with relatively high occupancy! SILVER STAR ANSWER FOR THIS DISTRESSED SALE. WAS YOUR CASH POSITION SO DIRE THAT YOU HAD TO SELL AT A FIRE SALE PRICE?
•	Some property sales of record are below.

	SSP 8K Valuation	Sale	% of value
Westway	23M	9M	39%
Northchase	8M	2.15M	27%
Atrium I & II	14M	5.375M	38%
Ashford Crossing	11M	4.65M	42%

THE NUMBERS DO NOT LIE. YOUR SHARE PRICE OF $2 FROM OVER $12 IS BECAUSE OF THE DISTRESSED SALES PRICES OF THESE PROPERTIES. PROPERTIES ARE BEING SOLD AT A SEVERE DISCOUNT. WHY?

Certifiable Evidence of Hartman Sound Management:

•	Hartman Income XXI, our currently managed portfolio in the same market as Silver Star legacy assets, has an occupancy of 85% and is projected to grow to 90% at the end of this year. Occupancy drives value.
•	NPS is the gold standard for evaluating commercial real estate operators. * In 2022 Hartman Income REIT was awarded for excellence in tenant satisfaction and indeed was a class A commercial property operator equivalent to Ritz Carlton.

•	Hartman Income REIT had #1 track record in the non-traded REIT space.
•	The earliest sales of legacy assets Silver Star garnered 2-3 times the original purchase price before Silver Star’s cumulative management failure affected later sales. The reason that later sales dropped dramatically was because they were not taking care of the properties and occupancy was dropping.
•	Silver Star’s Portfolio at my departure as CEO was 81% occupancy and growing.

*Shouldn’t Silver Star CEO Dave Wheeler know that NPS is an important management tool and not a real estate journal? UNLESS HE IS SO DETACHED FROM A MANAGEMENT PROCESS THAT HE IS NEGLIGENT IN HIS ROLE TO THE SHAREHOLDERS TO PRESERVE AND INCREASE VALUE? Wheeler has no operational experience but was made co-CEO at three times his prior salary.

SILVER STAR BOARD MUST GO IN ORDER TO PRESERVE VALUE FOR THE INVESTOR.

Credible Evidence of Selective Information, Misinformation, and Defamation

•	Silver Star’s proxy shows the reduction of values of the properties due to sales price while falsely scapegoating their former CEO with a “Deferred Maintenance” * narrative. THE LONGER Silver Star held the properties, the occupancy got worse, property conditions got worse, and values dropped. SILVER STAR WHY DID YOU FIRE THE STAFF AND REFUSE TO MAINTAIN THE PROPERTIES INSTEAD OF PRESERVING VALUE?
•	Withholding occupancy information and accounting records despite legal requirements to do so.
•	No oversight on property sales, instead there was a mad rush to sell assets at any price.
•	The recent $2 Million stock award to Haddock as property sales prices and stock value plummeted.
•	Excessive Co-CEO salaries upwards of $1.1M/per year.
•	$5M Corporate funds spent fighting a shareholder a meeting.
•	Silver Star has filed an emergency hearing before Judge Vittoria to postpone the shareholder meeting to November. THEY HAVE NO TRANSPARENCY AND WANT TIME TO COMPLETE THEIR PIVOT AND INCREASE THEIR STOCK AWARDS WITHOUT SHAREHOLDER OVERSIGHT AND ACCOUNTABILITY.
•	Silver Star added $100M in debt at 15% interest and bought mini storage paying a 5% dividend. WHAT KIND OF REAL ESTATE STRATEGY IS THAT?

* Per Silver Star’s 2022 and 2021 10-K filings, capital expenditures on the properties in Silver Star’s portfolio amounted to $11,977,000, $13,382,000, and $14,302,000 for the years 2022, 2021, and 2020 respectively. However, Haddock did not continue to spend the money as required and the quality of the operations declined. We had at least 6 engineering managers working on building improvements and Haddock reduced that to 1 person with no experience. We spent an average of over $13M per year and Haddock spent almost nothing and expected to get the same results.

GERALD HADDOCK VIEWS HIMSELF AS A CLEVER ATTORNEY WHO HAS LOST ALL CREDIBILITY AS A FIDUCIARY FOR OUR INVESTMENT. GERALD HADDOCK YOU MUST GO!

Strategic Liquidation vs. Classic Deflection - Narrative Blame Shifting

You can now hold this board accountable for their actions and decide the direction of your investment. They must be held accountable for their own track record and not deflect by falsifying mine and frightening shareholders with untruths. Silver Star’s self-interest and concealment of facts are painfully apparent.

•	They did not win in court, when they lost 4 of 5 points before Maryland Court. WHY WOULD THEY LIE TO YOU ABOUT THIS?
•	This is not a vanity contest of their resumes vs. mine. I am uninterested in wasting your time with endless videos of my accomplishments and track record (that can be massaged to portray anything – true or false). You received 6-10% yields in the lifetime of my management of the REIT. Now I want to salvage value for all the shareholders with a STRATEGIC LIQUIDATION PLAN.

•	They claim to support a shareholder meeting while fighting against it for 1.5 years. WHICH IS IT SILVER STAR?
•	I led the operations of commercial real estate for 40 years. No one on the Silver Star board or the executives have run an operationally intensive commercial real estate portfolio. They are, by their own admissions, credentialed accountants and attorneys.
•	Operational Real Estate is a PEOPLE intensive business with PROFIT as the result. INSTEAD, SILVER STAR FIRED STAFF, REDUCED PROPERTY EXPENDITURES, DROPPED OCCUPANCY, TOOK ON EXPENSIVE DEBT, FIRE SOLD LEGACY ASSETS, ALL WHILE PUSHING THROUGH A PIVOT STRATEGY INTO MINI STORAGE WITHOUT TRANSPARENCY OR APPROVAL OF SHAREHOLDERS.

GERALD HADDOCK HAS FAILED. THE NUMBERS DO NOT LIE. HE MUST BE REMOVED AND AN INVESTOR PREFERRED STRATEGIC LIQUIDATION OF REMAINING ASSETS IS TO BE ENACTED BY A SHAREHOLDER VOTE.

Thank you for your support. The official proxy to remove the Silver Star board will be sent next week.

God Bless,

Al Hartman

***

Additional Information

The Hartman Group filed the Preliminary Proxy Statement and an accompanying universal proxy card with the SEC on March 31, 2025, and intends to file a definitive proxy statement to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of the Company and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IN EACH CASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Preliminary Proxy Statement, and when available, the definitive proxy statement, and any amendments or supplements thereto, and any other documents (including the universal proxy card) at the SEC’s website (http://www.sec.gov). In addition, the Hartman Group will provide copies of the definitive proxy statement once available without charge upon request. Such requests should be directed to the proxy solicitor to be named in the definitive proxy statement when filed by the Hartman Group.

Certain Information Regarding Participants

The respective members of the Hartman Group and each of Brent Longnecker and Benjamin Thomas, who have been nominated by Allen Hartman for election as directors of the Company, are currently the participants in the proxy solicitation (collectively, the “Participants”). As of the date hereof, the Hartman Group may be deemed to beneficially own 5,230,860 shares of the Company’s common stock, representing ownership of approximately 7.76% of the Company’s common stock, based on the Company’s report in its definitive proxy statement filed on May 29, 2025, that there were 67,425,433 shares of the Company’s common stock issued and outstanding. The other Participants (i.e., Messrs. Longnecker and Thomas) do not own any Company common stock. Additional information regarding the Participants is set forth in the Preliminary Proxy Statement and will be set forth in the definitive proxy statement and any other materials to be filed with the SEC in connection with the proxy solicitation by the Hartman Group.